EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We have issued our reports, dated September 11, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Peerless Mfg. Co. and subsidiaries on Form 10-K for the year ended June 30, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Dallas, Texas
January 9, 2008